     As filed with the Securities and Exchange Commission on August 8, 2001

                                                      Registration No. 333-59324
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------

                                 Amendment No. 2

                                       to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 AMERIPATH, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                            65-0642485
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                           Identification Number)


                                  James C. New
                             Chief Executive Officer
                                 AmeriPath, Inc.
                           7289 Garden Road, Suite 200
                          Riviera Beach, Florida 33404
                            Telephone: (561) 845-1850
                            Facsimile: (561) 845-0129
                   (Address, including zip code, and telephone
                  number, including area code, of registrant's
               principal executive offices and agent for service)


      The Commission is requested to send copies of all communications to:

                             J. Vaughan Curtis, Esq.
                                Alston & Bird LLP
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3424
                            Telephone: (404) 881-7000
                            Facsimile: (404) 881-7777



         Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         ------------------------------

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


================================================================================

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement relating to these securities that we have filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   Subject to Completion, Dated August 8, 2001


PROSPECTUS

                                 664,359 Shares


                                 AMERIPATH, INC.

                                  Common Stock

         The stockholders named in the table included in the "Selling Stockholders" section of this prospectus, which begins on page 13, are offering and selling up to 664,359 shares of our common stock under this prospectus.

         Of the 664,359 shares covered by this prospectus, 659,274 shares are presently issued and outstanding and 5,085 shares have been reserved for issuance pursuant to the exercise of warrants held by some of the selling stockholders. Those selling stockholders must first exercise the warrants and acquire the underlying shares from us before they can resell those shares under this prospectus.


                  Our common stock is listed on the Nasdaq National Market under the symbol "PATH". On August 6, 2001, the last sale price of our common stock as reported by Nasdaq was $32.20 per share.


                            ------------------------

         This investment involves risks. See "Risk Factors" beginning on page 3.

                            ------------------------

         Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


              The date of this prospectus is ___________ ___, 2001

                                TABLE OF CONTENTS


                                                                         PAGE
PROSPECTUS SUMMARY....................................................     3
RISK FACTORS..........................................................     3
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS............    12
USE OF PROCEEDS.......................................................    12
SELLING STOCKHOLDERS..................................................    13
PLAN OF DISTRIBUTION..................................................    17
LEGAL MATTERS.........................................................    18
EXPERTS...............................................................    18
WHERE YOU CAN FIND MORE INFORMATION...................................    18
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................    19

                               PROSPECTUS SUMMARY

         We are the largest physician and laboratory company focused on providing anatomic pathology, cancer diagnostics, genomics, and healthcare information services. Since the first quarter of 1996, we have completed the acquisition of 49 physician practices located in 21 states. These practices are either directly owned or managed by us through one of our subsidiaries. Our 419 pathologists provide medical diagnostic services in outpatient laboratories owned, operated and managed by us, and in hospitals and outpatient ambulatory surgery centers. Of these pathologists, 413 are board certified in anatomic and clinical pathology, and 190 are also board certified in a subspecialty of anatomic pathology, including dermatopathology (study of diseases of the skin), hematopathology (study of diseases of the blood) and cytopathology (study of abnormalities of the cells).


         On November 30, 2000, we consummated a merger with Inform DX in which we (1) issued an aggregate of approximately 2.6 million shares of our common stock in exchange for all of the outstanding shares of capital stock of Inform DX and (2) assumed certain outstanding stock options and warrants of Inform DX. We also granted the former stockholders and warrant holders of Inform DX rights to register for resale up to one-third of the shares of our common stock they received in the merger or have the right to receive pursuant to the warrants we assumed. We have prepared this prospectus and registered the shares offered by the selling stockholders in order to comply with these registration rights. The selling stockholders acquired all of the shares of our common stock that they are offering under this prospectus or warrants to purchase such shares in connection with the Inform DX merger.

         Our principal executive offices are located at 7289 Garden Road, Suite 200, Riviera Beach, Florida 33404. Our telephone number is (561) 845-1850. Our Internet address is www.ameripath.com. The information contained on our web site is not part of this prospectus.

                                  RISK FACTORS

         Any investment in our common stock involves a high degree of risk. You should carefully consider each of the following risks and all of the other information set forth in this prospectus before purchasing our common stock. If any of the following risks actually occur, our business prospects, financial condition and results of operations could be materially adversely affected and the trading price of our common stock could decline. In any such case, you could lose all or part of your investment in our company.

Our business could be harmed by future interpretation or implementation of state laws regarding prohibitions on the corporate practice of medicine.

         We acquire or affiliate with physician practices located in many states across the country. However, the laws of many states prohibit business corporations, including AmeriPath and its subsidiaries, from owning corporations that employ physicians, or from exercising control over the medical judgments or decisions of physicians. These laws and their interpretations vary from state to state and are enforced by both the courts and regulatory authorities, each with broad discretion. The manner in which we operate each practice is determined primarily by the corporate practice of medicine restrictions of the state in which the practice is located and other applicable regulations.

         We believe that we are currently in material compliance with the corporate practice of medicine laws in each of the states in which we operate. Nevertheless, it is possible that regulatory authorities or other parties may assert that we are engaged in the unauthorized corporate practice of medicine. If such a claim were successfully asserted in any jurisdiction, we could be subject to civil and criminal penalties and could be required to restructure our contractual and other arrangements. Any restructuring of our

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

contractual and other arrangements with physician practices could result in lower revenues from such practices, increased expenses in the operation of such practices and reduced influence over the business decisions of such practices. Alternatively, some of our existing contracts could be found to be illegal and unenforceable, which could result in the termination of those contracts and an associated loss of revenue. In addition, expansion of our operations to other "corporate practice" states may require structural and organizational modification to the form of relationship that we currently have with physicians, affiliated practices and hospitals. Such modifications could result in less profitable relationships with physicians, affiliated practices and hospitals, less influence over the business decisions of physicians and affiliated practices and failure to achieve our growth objectives.

We could be hurt by future interpretation or implementation of federal anti-kickback laws.

         Federal anti-kickback laws and regulations prohibit the offer, payment, solicitation and receipt of any form of remuneration in exchange for referrals of products or services for which payment may be made by Medicare, Medicaid or other federal health care programs. Violations of federal anti-kickback laws are punishable by monetary fines, civil and criminal penalties and exclusion from participation in Medicare, Medicaid and other federal health care programs. Several states have similar laws. While we believe our operations are in material compliance with applicable Medicare and fraud and abuse laws, including the anti-kickback law, there is a risk that the federal government might investigate our arrangements with physicians and third parties. Such investigations, regardless of their outcome, could damage our reputation and adversely affect important business relationships that we have with third parties, including physicians, hospitals and private payors. If our arrangements with physicians and third parties were found to be illegal, we could be subject to civil and criminal penalties, including fines and possible exclusion from participation in government payor programs. Significant fines could cause liquidity problems and adversely affect our results of operations. Exclusion from participation in government payor programs would eliminate an important source of revenue and adversely affect our business.

Our business could be harmed by future interpretation or implementation of the federal Stark Law and other state and federal anti-referral laws.

         We are also subject to federal and state statutes and regulations banning payments for referrals of patients and referrals by physicians to health care providers with whom the physicians have a financial relationship. The federal Stark Law applies to Medicare and Medicaid and prohibits a physician from referring patients for certain services, including laboratory services, to an entity with which the physician has a financial relationship. Financial relationship includes both investment interests in an entity and compensation arrangements with an entity. Many states have similar laws. These state laws generally apply to services reimbursed by both governmental and private payors. Violations of these federal and state laws may result in prohibition of payment for services rendered, loss of licenses, fines, criminal penalties and exclusion from governmental and private payor programs. We have financial relationships with our physicians, as defined by the federal Stark Law, in the form of compensation arrangements, ownership of our common stock and contingent promissory notes issued by us in connection with acquisitions. While we believe that our financial relationships with physicians are in material compliance with applicable laws and regulations, government authorities might take a contrary position. If our financial relationships with physicians were found to be illegal, we could be subject to civil and criminal penalties, including fines, exclusion from participation in government and private payor programs and requirements to refund amounts previously received from government and private payors. In addition, expansion of our operations to new jurisdictions, or new interpretations of laws in our existing jurisdictions, could require structural and organizational modifications of our relationships with physicians to comply with that jurisdiction's laws. Such structural and organizational modifications could result in lower profitability and failure to achieve our growth objectives.

We could be hurt by future interpretation or implementation of state and federal anti-trust laws.

         In connection with the corporate practice of medicine laws, the physician practices with which we are affiliated in some states are organized as separate legal entities. As such, the physician practice entities may be deemed to be persons separate both from us and from each other under the antitrust laws and, accordingly, subject to a wide range of laws that prohibit anti-competitive conduct among separate legal entities. In addition, we are seeking to acquire or affiliate with established and reputable practices in our target geographic markets. While we believe that we are in compliance with these laws and intend to comply with any laws that may apply to our development of integrated health care delivery networks, courts or regulatory authorities could nevertheless investigate our business practices. If our business practices were found to violate these laws, we could be required to pay fines, penalties and damage awards and we could be required to restructure our business in a manner that would reduce our profitability or impede our growth.

Our business could be harmed by future interpretation or implementation of the Health Care Insurance Portability and Accountability Act

         The Health Care Insurance Portability and Accountability Act, or HIPAA, created provisions that impose criminal penalties for fraud against any health care benefit program, for theft or embezzlement involving health care and for false statements in connection with the payment of any health benefits. The HIPAA provisions apply not only to federal programs, but also to private health benefit programs. HIPAA also broadened the authority of the OIG to exclude participants from federal health care programs. Because of the uncertainties as to how the HIPAA provisions will be enforced, we are currently unable to predict their ultimate impact on us. Compliance with HIPAA could cause us to modify our business operations in a manner that would increase our operating costs or impede our growth. In addition, although we are unaware of any current violations of HIPAA, if we were found to be in violation of HIPPAA, the government could seek penalties against us or seek to exclude us from participation in government payor programs.

We charge our clients on a fee-for-service basis, so we incur financial risk related to collections as well as potentially long collection cycles when seeking reimbursement from third party payors.

         Substantially all of our net revenues are derived from our practices' charging for services on a fee-for-service basis. Accordingly, we assume the financial risk related to collection, including the potential uncollectability of accounts, long collection cycles for accounts receivable and delays attendant to reimbursement by third party payors, such as governmental programs, private insurance plans and managed care organizations. Increases in write-offs of doubtful accounts, delays in receiving payments or potential retroactive adjustments and penalties resulting from audits by payors may adversely affect our operating cash flow and liquidity, require us to borrow funds to meet our current obligations, reduce our profitability, impede our growth or otherwise adversely affect our business.

We rely upon reimbursement from government programs for a significant portion of our revenues, and therefore our business would be harmed if reimbursement rates from government programs decline.

         We derive approximately 20% of our collections from payments made by government sponsored health care programs (principally Medicare and Medicaid). These programs are subject to substantial regulation by federal and state governments. Any changes in reimbursement regulations, policies, practices, interpretations or statutes that place limitations on reimbursement amounts, or changes in reimbursement coding practices, could adversely affect our business by reducing revenues and lowering profitability. Increasing budgetary pressures at both the federal and state level and concerns over escalating costs of health care have led, and may continue to lead, to significant reductions in health care

                                       5
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reimbursements. State concerns over the growth in Medicaid expenditures also could result in payment reductions. In addition, Medicare, Medicaid and other government sponsored health care programs are increasingly shifting to forms of managed care, which generally offer lower reimbursement rates. Some states have enacted legislation to require that all Medicaid patients be transitioned to managed care organizations, which could result in reduced payments to us for such patients. Similar legislation may be enacted in other states. In addition, a state-legislated shift of Medicaid patients to a managed care organization could cause us to lose some or all Medicaid business in that state if we were not selected by the managed care organization as a participating provider. Additionally, funds received under all health care reimbursement programs are subject to audit with respect to the proper billing for physician services and, accordingly, retroactive adjustments of revenue from these programs could occur. We expect that there will continue to be proposals to reduce or limit Medicare and Medicaid reimbursements.

There has been an increasing number of state and federal investigations of hospitals and hospital laboratories, which may increase the likelihood of investigations of our business practices.

         Significant media and public attention has been focused on the health care industry due to ongoing federal and state investigations reportedly related to referral and billing practices, laboratory and home health care services and physician ownership and joint ventures involving hospitals. Most notably, HCA is reportedly under investigation with respect to such practices. We operate laboratories on behalf of numerous hospitals and have numerous contractual agreements with hospitals, including 28 HCA hospitals as of June 30, 2001. Therefore, the government's ongoing investigation of HCA or other hospital operators could result in governmental investigations of one or more of our operations. In addition, the OIG and the Department of Justice have initiated hospital laboratory billing review projects in certain states and are expected to extend such projects to additional states, including states in which we operate hospital laboratories. These projects further increase the likelihood of governmental investigations of laboratories that we own or operate. Although we monitor our billing practices and hospital arrangements for compliance with prevailing industry practices under applicable laws, such laws are complex and constantly evolving and it is possible that governmental investigators may take positions that are inconsistent with our practices or industry practices. The government's investigations of entities with which we contract may have other adverse effects on us, including termination or amendment of one or more of our contracts or the sale of hospitals potentially disrupting the performance of services under our contracts. In addition, some indemnity insurers and other non-governmental payors have sought repayment from providers, including laboratories, for alleged overpayments.


The heightened scrutiny of Medicare and Medicaid billing practices in recent years may increase the possibility that we will become subject to costly and time consuming investigations.

         Payors periodically reevaluate the services for which they provide reimbursement. In some cases, government payors such as Medicare also may seek to recoup payments previously made for services determined not to be reimbursable. Any such action by payors would adversely affect our revenues and earnings. Moreover, the federal government has become more aggressive in examining laboratory billing practices and seeking repayments and penalties allegedly resulting from improper billing for services (e.g., the billing codes used). While the primary focus of this initiative has been on hospital laboratories and on routine clinical chemistry tests, which comprise only a portion of our revenues, the scope of this initiative could expand and it is not possible to predict whether or in what direction the expansion might occur. While we believe that our practices are proper and do not include any allegedly improper practices now being examined, the government could broaden its initiative to focus on the type of services we furnish. If this were to happen, we might be required to repay money. Furthermore, HIPAA and Operation Restore Trust have strengthened the powers of the OIG and increased the funding for Medicare and Medicaid audits and investigations. As a result, the OIG is currently expanding the scope of its health care audits and investigations. Federal and state audits and inspections, whether on a scheduled or

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unannounced basis, are conducted from time to time at our facilities. If a negative finding is made as a result of such an investigation, we could be required to change coding practices or repay amounts paid for incorrect practices.

We derive a significant portion of our revenues from short-term hospital contracts and hospital relationships that can easily be terminated.

          Our hospital contracts typically have terms of one to five years and automatically renew for additional one-year terms unless otherwise terminated by either party. The contracts generally provide that the hospital may terminate the agreement prior to the expiration of the initial or any renewal term. We also have business relationships with hospitals that are not reduced to written contracts and that may be terminated by the hospitals at any time. Loss of any particular hospital contract or relationship would not only result in a loss of net revenue to us under that contract or relationship, but may also result in a loss of outpatient net revenue that may be derived from our association with the hospital and its medical staff. Continuing consolidation in the hospital industry may result in fewer hospitals or fewer laboratories as hospitals move to combine their operations. Our contracts and relationships with hospitals may be terminated or, in the case of contracts, may not be renewed as their current terms expire.


If we are unable to make acquisitions in the future, our rate of growth will slow.

         Much of our historical growth has come from acquisitions, and we expect to continue to pursue growth through the acquisition and development of laboratories and physician practices. However, we may be unable to continue to identify and complete suitable acquisitions at prices we are willing to pay or to obtain the necessary financing on acceptable terms. In addition, as we become a bigger company, the amount that acquired businesses contribute to our revenue and profits will likely be smaller on a percentage basis. We compete with other companies to identify and complete suitable acquisitions. We expect this competition to intensify, making it more difficult to acquire suitable companies on favorable terms. Further, the businesses we acquire may not perform well enough to justify our investment. If we are unable to make additional acquisitions on suitable terms, we may not meet our growth expectations.

We intend to raise additional capital, which may be difficult to obtain at attractive prices and which may cause us to engage in financing transactions that adversely affect our stock price.

         We need capital for both internal growth and the acquisition and integration of new practices, products and services. Therefore, we intend to raise additional capital through public or private offerings of equity securities and/or debt financings. Our issuance of additional equity securities could cause dilution to holders of our common stock and may adversely affect the market price of our common stock. The incurrence of additional debt could increase our interest expense and other debt service obligations and could result in the imposition of covenants that restrict our operational and financial flexibility. Additional capital may not be available to us on commercially reasonable terms or at all. The failure to raise additional needed capital could impede the implementation of our operating and growth strategies.

The success of our growth strategy depends on our ability to adapt to new markets and to effectively integrate newly acquired practices.




         Our expansion into new markets will require us to maintain and establish payor and customer relationships and to convert the patient tracking and financial reporting systems of new practices to our systems. Significant delays or expenses with regard to this process could adversely affect the integration of additional practices and our profitability. The integration of additional practices also requires the


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implementation and centralization of purchasing, accounting, human resources, management information systems, cash management and other systems, which may be difficult, costly and time-consuming. Accordingly, our operating results in fiscal quarters immediately following a new practice affiliation may be adversely affected while we attempt to complete the integration process. We may encounter significant unanticipated costs or other problems associated with the future integration of practices into our combined network of affiliated practices. Our expansion into new markets may require us to comply with present or future laws and regulations that may differ from those to which we are currently subject. Failure to meet these requirements could impede our growth objectives or adversely affect our profitability.


We may inherit significant liabilities from practices that we acquire.

         We perform due diligence investigations with respect to potential liabilities of acquired and affiliated practices and obtain indemnification with respect to liabilities from the sellers of such practices. Nevertheless, undiscovered claims may arise and liabilities for which we become responsible may be material and may exceed either the limitations of any applicable indemnification provisions or the financial resources of the indemnifying parties. While we believe, based on our due diligence investigations, that the operations of our practices prior to their acquisition were generally in compliance with applicable health care laws, it is nevertheless possible that such practices were not in full compliance with such laws and that we will become accountable for their non-compliance. A violation of such laws by a practice could result in civil and criminal penalties, exclusion of the physician, the practice or us from participation in Medicare and Medicaid programs and loss of a physician's license to practice medicine.

We have significant contingent liabilities payable to many of the sellers of practices that we have acquired.

         In connection with our practice acquisitions, we typically agree to pay the sellers additional consideration in the form of contingent debt obligations, payment of which depends upon the practice achieving specified profitability criteria over periods ranging from three to five years after the acquisition. The amount of these contingent payments cannot be determined until the contingency periods terminate and achievement of the profitability criteria is determined. As of December 31, 2000, if the maximum criteria for the contingency payments with respect to all prior acquisitions were achieved, we would be obligated to make payments, including principal and interest, of approximately $198.4 million over the next three to five years. Lesser amounts would be paid if the maximum criteria are not met. Although we believe we will be able to make such payments from internally generated funds or proceeds of future borrowings, it is possible that such payments could cause significant liquidity problems for us. Payments of these contingent amounts will adversely affect our earnings per share and may cause volatility in the market price of our common stock. We expect to continue to use contingent notes as partial consideration for acquisitions and affiliations.

We have recorded a significant amount of intangible assets, which may never be realized.

         Our acquisitions have resulted in significant increases in net identifiable intangible assets and goodwill. Net identifiable intangible assets, which include hospital contracts, physician client lists, management service agreements and laboratory contracts acquired in acquisitions were approximately $263.2 million at June 30, 2001, representing approximately 44.8% of our total assets. Net identifiable intangible assets are recorded at fair value on the date of acquisition and are being amortized over periods ranging from 10 to 40 years. Goodwill, which relates to the excess of cost over the fair value of net assets of businesses acquired, was approximately $196.7 million at June 30, 2001, representing approximately 34.6% of our total assets. We amortize goodwill on a straight-line basis over periods ranging from 15 to 35 years. On an ongoing basis, we make an evaluation to determine whether events and circumstances


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indicate that all or a portion of the carrying value of intangible assets may no longer be recoverable, in which case an additional charge to earnings may be necessary. We may not ever realize the full value of our intangible assets. Any future determination requiring the write-off of a significant portion of unamortized intangible assets could adversely affect our results of operations for the period in which the write-off occurs, which could adversely affect our stock price.


Our business is highly dependent on the recruitment and retention of qualified pathologists.

         Our business is dependent upon recruiting and retaining pathologists, particularly those with subspecialties, such as dermatopathology. While our practices have been able to recruit (principally through practice acquisitions) and retain pathologists, we may be unable to continue to do so in the future as competition for the services of pathologists increases. In addition, we may have to modify the economic terms of our relationships with pathologists in order enhance our recruitment and retention efforts, which could adversely affect our profitability. The relationship between the pathologists and their respective local medical communities is important to the operation and continued profitability of each practice. Loss of one of our pathologists could lead to the loss of hospital contracts or other sources of revenue that depend on our continuing relationship with that pathologist. Our revenues and earnings could be adversely affected if a significant number of pathologists terminate their relationships with our practices or become unable or unwilling to continue their employment, or if a number of our non-competition agreements with physicians were terminated or determined to be invalid or unenforceable. The two pathologists in our Birmingham, Alabama practice recently terminated their employment with us and opened their own pathology lab. As a result, we no longer have an operating lab in Alabama. We have implemented a strategy to retain our Alabama customers and service them through other AmeriPath facilities. If we are unable to retain these customers we could incur a non-cash asset impairment charge which would not exceed, in the aggregate, $3.9 million. If an impairment charge is necessary, depending upon the magnitude of the charge, we may have to seek a waiver from our lenders to avoid violating a covenant under our credit facility.


Proposals to reform the health care industry may restrict our existing operations, impose additional requirements on us, limit our expansion or increase our costs of regulatory compliance.

         Federal and state governments have recently focused significant attention on health care reform. It is not possible to predict which, if any, proposal will be adopted. It is possible that the health care regulatory environment will change so as to restrict our existing operations, impose additional requirements on us or limit our expansion. Costs of compliance with changes in government regulations may not be subject to recovery through price increases.

Competition from other providers of pathology services may adversely affect our business.

         Our services include the provision of physician practice management services to pathology practices and the provision of pathology and cytology diagnostic services. Companies in other health care segments, such as hospitals, national clinical laboratories, third party payors and health maintenance organizations may compete with us in the employment of pathologists and the management of pathology practices. We also expect to experience increasing competition in the provision of pathology and cytology diagnostic services from other anatomic pathology practices, companies in other health care industry segments (such as other hospital-based specialties), national clinical laboratories, large physician group practices or other pathology physician practice management companies. Some of our competitors may have greater financial and other resources than us, which could further intensify competition. Increasing competition may erode our customer base and reduce our sources of revenue and may increase our marketing and other costs of doing business. Increasing competition may also impede our growth objectives by making it more difficult or more expensive for us to acquire or affiliate with additional pathology practices.

We may be subject to significant professional liability claims and we cannot assure you that our insurance coverage limits will be sufficient to cover such claims.

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

         Our business entails an inherent risk of claims of physician professional liability for acts or omissions of our physicians and laboratory personnel. We and our physicians periodically become involved as defendants in medical malpractice lawsuits, some of which are currently ongoing, and are subject to the attendant risk of substantial damage awards. While we believe that we have an adequate risk management program, including professional liability insurance coverage, it is possible that future claims will exceed the limits of our risk management program, including the limits of our insurance coverage. It is also possible that the costs of our insurance coverage will rise causing us to either incur additional costs or further limit the amount of coverage we have. In addition, our insurance does not cover all potential liabilities arising from governmental fines and penalties, indemnification agreements and certain other uninsurable losses.

The continued growth of managed care may have a material adverse effect on our business.

         The number of individuals covered under managed care contracts or other similar arrangements has grown over the past several years and may continue to grow in the future. Entities providing managed care coverage have been successful in reducing payments for medical services in numerous ways, including entering into arrangements under which payments to a service provider are capitated, limiting testing to specified procedures, denying payment for services performed without prior authorization and refusing to increase fees for specified services. These trends reduce revenues, increase the cost of doing business and limit the ability to pass cost increases on to customers. Therefore, the continued growth of the managed care industry could adversely affect our business.

Our business strategy emphasizes growth, which places significant demands on our financial, operational and management resources and creates the risk of failing to meet the growth expectations of investors.

         Our growth strategy includes efforts to acquire and develop new practices, develop and expand managed care and national clinical lab contracts and develop new products, services, technologies and related alliances with third parties. The pursuit of this growth strategy consumes capital resources, thereby creating the financial risk that we will not realize an adequate return on this investment. In addition, our growth may involve the acquisition of companies, the development of products or services or the creation of strategic alliances in areas in which we do not currently operate. This would require our management to develop expertise in new areas, manage new business relationships and attract new types of customers. The success of our growth strategy also depends on our ability to expand our physician and employee base and to train, motivate and manage employees. The success or failure of our growth strategy is difficult to predict. The failure to achieve our stated growth objectives or the growth expectations of investors could disappoint investors and harm our stock price. We may not be able to implement our growth strategy successfully or to manage our expanded operations effectively and profitably.


We are pursuing a strategy of becoming a fully integrated healthcare diagnostic information provider, which adds uncertainty to our future results of operations and could divert financial and management resources away from our core business.

         As we pursue our transition into becoming a fully integrated healthcare diagnostic information provider, we anticipate that significant amounts of future revenue may be derived from products, services and alliances that do not exist today or have not been marketed in sufficient quantities to measure accurately market acceptance. Similarly, post-transition operating costs are difficult to predict with accuracy, thereby adding further uncertainty to our future results of operations. We may experience difficulties that could delay or prevent the successful development and introduction of new healthcare diagnostic information products and services and such products and services may not achieve market acceptance. Any failure by us to complete this transition in a timely and cost-efficient manner could result in financial losses and could inhibit our anticipated growth. In addition, the pursuit of this transition could divert financial and management resources away from our core business.

We depend on certain key executives, the loss of whom could disrupt our operations, cause us to incur additional expenses and impede our ability to expand our operations.

         Our success is dependent upon the efforts and abilities of our key management personnel, particularly James C. New, our Chairman and Chief Executive Officer, Brian C. Carr, our President, Gregory A. Marsh, our Vice President and Chief Financial Officer, Alan Levin, M.D., our Chief Operating Officer and Dennis M. Smith, Jr., M.D., our Senior Vice President and Medical Director. The services of these individuals would be very difficult to replace. Therefore, it would be costly and time consuming to find suitable replacements for these individuals. The need to find replacements combined with the temporary loss of these key services could also disrupt our operations and impede our growth by diverting management attention away from our core business and growth strategies.

Because of the complex nature of our billing and reimbursement arrangements, we may be at a greater risk of Internal Revenue Service Examinations.

         The Internal Revenue Service, or IRS, conducted an examination of our federal income tax returns for the tax years ended December 31, 1996 and 1997 and concluded that no changes to the tax reported needed to be made. Although we believe that we are in compliance with all applicable IRS rules and regulations, if the IRS should determine that we are not in compliance in any other years, we could be required to pay additional taxes, including penalties and interest. In addition, IRS examinations are costly in that they can consume a great deal of management time and attention that would otherwise be spent pursuing operational improvements and growth strategies.

Our stock price is volatile and the value of your investment may decrease for various reasons, including reasons that are unrelated to the performance of our business.

         There has been significant volatility in the market price of securities of health care companies that often has been unrelated to the operating performance of such companies. In fact, our common stock, which trades on the Nasdaq National Market, has traded from a low of $8 per share to a high of $26 15/16 per share for the year ended December 31, 2000. We believe that various factors, such as legislative and regulatory developments, quarterly variations in our actual or anticipated results of operations, lower revenues or earnings than those anticipated by securities analysts, the overall economy and the financial markets could cause the price of our common stock to fluctuate substantially.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained anywhere in this prospectus that are not limited to historical information are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our expectations, beliefs, intentions, plans or strategies regarding the future. These forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties discussed in this prospectus and in other documents we file with the Securities and Exchange Commission that may cause actual results to be materially different from those anticipated, expressed or implied by the forward-looking statements. All forward-looking statements included in this prospectus are based on information available to us on the date hereof, and, except as required by law, we assume no obligation to update any such forward-looking statements to reflect future events or circumstances. Forward-looking statements are sometimes indicated by words such as "may," "should," "believe," "expect," "anticipate" and similar expressions.

                                 USE OF PROCEEDS

         The shares of our common stock offered under this prospectus are for the account of the selling stockholders. We will not receive any proceeds from the sale of common stock by the selling stockholders. However, 5,085 of the shares covered by this prospectus are subject to issuance by us pursuant to the exercise of warrants held by some of the selling stockholders, 3,746 of which have an exercise price of $0.12 per share and 1,339 of which have an exercise price of $3.73 per share. We may receive cash proceeds from the exercise of these warrants if the warrant holders elect not to make "cashless" exercises as permitted under the terms of the warrants. Any cash proceeds that we receive from the exercise of these warrants would be used for general corporate purposes.

                              SELLING STOCKHOLDERS

         The following table provides:

         o        The name of each of the selling stockholders;

         o The number of shares of common stock beneficially owned by each selling stockholder before this offering;

         o The number of shares of common stock being offered by each selling stockholder under this prospectus; and

         o The number of shares of common stock beneficially owned by each selling stockholder after completion of the offering.

         The table assumes that the selling stockholders will sell all shares they are offering under this prospectus, that the selling stockholders will not acquire additional shares of our common stock prior to completion of this offering, and that the selling stockholders will not dispose of any shares of our common stock not covered by this prospectus. Each selling stockholder beneficially owns less than 1% of the total number of shares of common stock outstanding based on 25,274,105 shares of common stock outstanding as of August 2, 2001.


-----------------------------------------------------------------------------------------------------------------
                                                Shares Beneficially                         Shares Beneficially
                                                    Owned Before             Shares             Owned After
                     Name                             Offering              Offered               Offering
                     ----                             --------              -------               --------
-----------------------------------------------------------------------------------------------------------------
Haywood D. Cochrane, Jr.                                 8,113                2,704                 5,409
-----------------------------------------------------------------------------------------------------------------
Brian C. Carr(1)                                        40,486               13,495                26,991
-----------------------------------------------------------------------------------------------------------------
James E. Billington                                      8,676                2,892                 5,784
-----------------------------------------------------------------------------------------------------------------
William H. Brownie                                       4,498                1,499                 2,999
-----------------------------------------------------------------------------------------------------------------
Norman O. Hill                                           1,446                  482                   964
-----------------------------------------------------------------------------------------------------------------
Douglas A. Olson                                         2,678                  893                 1,785
-----------------------------------------------------------------------------------------------------------------
Richland Ventures, L.P.                                 29,607                9,869                19,738
-----------------------------------------------------------------------------------------------------------------
Richland Ventures II, L.P.                              11,805                3,935                 7,870
-----------------------------------------------------------------------------------------------------------------
DFW Capital Partners, L.P.                              27,692                9,231                18,461
-----------------------------------------------------------------------------------------------------------------
Calver Fund, Inc.                                       17,282                5,761                11,521
-----------------------------------------------------------------------------------------------------------------
Noro - Moseley Partners III, L.P.                       17,193                6,731                11,462
-----------------------------------------------------------------------------------------------------------------
J.G. Partnership, LTD.                                  15,189                5,063                10,126
-----------------------------------------------------------------------------------------------------------------
HLM Partners VII, L.P.                                  13,905                4,635                 9,270
-----------------------------------------------------------------------------------------------------------------
HLM Partners V, L.P.                                    12,516                4,172                 8,344
-----------------------------------------------------------------------------------------------------------------
Chrysalis Ventures I, Ltd.                              11,522                3,841                 7,681
-----------------------------------------------------------------------------------------------------------------
SSM Venture Partners, L.P.                              11,462                3,821                 7,641
-----------------------------------------------------------------------------------------------------------------
J. David Grissom                                        11,143                3,714                 7,429
-----------------------------------------------------------------------------------------------------------------
Thomas McColl Chesney, M.D.                             12,378                4,126                 8,252
-----------------------------------------------------------------------------------------------------------------
Allen D. Berry III, M.D.  (2)                           12,940                4,313                 8,627
-----------------------------------------------------------------------------------------------------------------
Carolyn McIntyre Chesney, M.D.                          12,378                4,126                 8,252
-----------------------------------------------------------------------------------------------------------------
William A. Wesche, M.D.                                  3,615                1,205                 2,410
-----------------------------------------------------------------------------------------------------------------
A. Weldon Schott, D.O.                                   1,232                  411                   821
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
Cheng C. Tsai, M.D.                                      1,003                  334                   669
-----------------------------------------------------------------------------------------------------------------
Daniel J. Santa Cruz, M.D.                               2,276                  759                 1,517
-----------------------------------------------------------------------------------------------------------------
Eugene C. Wienke, M.D.                                   1,232                  411                   821
-----------------------------------------------------------------------------------------------------------------
Kathryn DeSchryver, M.D.                                   546                  182                   364
-----------------------------------------------------------------------------------------------------------------
Mark A. Hurt, M.D.                                         636                  212                   424
-----------------------------------------------------------------------------------------------------------------
Oscar Lazcano, M.D.                                        546                  182                   364
-----------------------------------------------------------------------------------------------------------------
Robert W. Brangle, M.D.                                  1,232                  411                   821
-----------------------------------------------------------------------------------------------------------------
Paul D. Cook, D.O.                                         318                  106                   212
-----------------------------------------------------------------------------------------------------------------
Charles B. Bramlett Jr., M.D.                              803                  268                   535
-----------------------------------------------------------------------------------------------------------------
Jack Teryle Pearson, M.D.                                  803                  268                   535
-----------------------------------------------------------------------------------------------------------------
Joseph C. Moore, M.D.                                    2,142                  714                 1,428
-----------------------------------------------------------------------------------------------------------------
H.W. Ferrell, M.D.                                       2,401                  800                 1,601
-----------------------------------------------------------------------------------------------------------------
John R. Olson, M.D.                                      2,401                  800                 1,601
-----------------------------------------------------------------------------------------------------------------
Carlene Ann Hawksley, 100% Trustee of the
Hawksley Trust 1997 Created by Declaration of
Trust, February 12, 1997                                 4,670                1,557                 3,113
-----------------------------------------------------------------------------------------------------------------
Kelly R. O'Keefe and Patricia O'Keefe,
Trustee of the O'Keefe Family Trust dated
December 20, 1995                                        3,866                1,289                 2,577
-----------------------------------------------------------------------------------------------------------------
Robert M. Rinehart and Julie M. Rinehart as
Trustee of the Rinehart Living Trust Dated
November 2, 1989                                         4,670                1,557                 3,113
-----------------------------------------------------------------------------------------------------------------
Simon S. Chan and Julia S. Chan 1993
Intervivos Trust                                         4,670                1,557                 3,113
-----------------------------------------------------------------------------------------------------------------
Winterling Martin 1997 Revocable Trust
                                                         4,670                1,557                 3,113
-----------------------------------------------------------------------------------------------------------------
Kenneth W. Westphal, M.D.                                  803                  268                   535
-----------------------------------------------------------------------------------------------------------------
William R. Beach, III                                      377                  126                   251
-----------------------------------------------------------------------------------------------------------------
William H. West, M.D.                                    1,915                  638                 1,277
-----------------------------------------------------------------------------------------------------------------
William H. Lomicka                                       1,391                  464                   927
-----------------------------------------------------------------------------------------------------------------
Wachovia Bank of Georgia, N.A. - Custodian
for Alan I. Jacobson IRA                                   377                  126                   251
-----------------------------------------------------------------------------------------------------------------
UMB Bank, N.A., Trustee Melissa S. Elliot                   98                   33                    65
-----------------------------------------------------------------------------------------------------------------
UMB Bank, N.A., Trustee Max L. Elliot, M.D.                 75                   25                    50
-----------------------------------------------------------------------------------------------------------------
Thomas W. Beasley                                          377                  126                   251
-----------------------------------------------------------------------------------------------------------------
Thomas L. West, M.D. Profit Sharing Trust                1,842                  614                 1,228
-----------------------------------------------------------------------------------------------------------------
Steven F. Drake                                         20,083                6,694                13,389
-----------------------------------------------------------------------------------------------------------------
Steffanie N. Drake Heritage Trust                          161                   54                   107
-----------------------------------------------------------------------------------------------------------------
Samuel W. Bartholomew                                      461                  154                   307
-----------------------------------------------------------------------------------------------------------------
Rose Marie Anderson Trust                                4,500                1,500                 3,000
-----------------------------------------------------------------------------------------------------------------
Robert R. West                                          37,861               12,620                25,241
-----------------------------------------------------------------------------------------------------------------
Robert LaFollette West                                     444                  148                   296
-----------------------------------------------------------------------------------------------------------------
Robert E. Brierty & Joan C. Brierty                        151                   50                   101
-----------------------------------------------------------------------------------------------------------------
Robert Armistead First IRA Rollover                      3,954                1,318                 2,636
-----------------------------------------------------------------------------------------------------------------
Robert A. Frist                                            965                  322                   643
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
Nickel Medical Laboratory, Inc.                            342                  114                   228
-----------------------------------------------------------------------------------------------------------------
Michael W. Blackburn                                        38                   13                    25
-----------------------------------------------------------------------------------------------------------------
Melissa D. Springer                                        117                   39                    78
-----------------------------------------------------------------------------------------------------------------
McKenzie Investment Company                              2,167                  722                 1,445
-----------------------------------------------------------------------------------------------------------------
Mark T. Springer                                           117                   39                    78
-----------------------------------------------------------------------------------------------------------------
Marianna L. Dennison                                     1,712                  571                 1,141
-----------------------------------------------------------------------------------------------------------------
Kristine Margaret West                                     444                  148                   296
-----------------------------------------------------------------------------------------------------------------
Trico & Co.                                              1,285                  428                   857
-----------------------------------------------------------------------------------------------------------------
Jackson W. and Elizabeth W. Moore                        4,788                1,596                 3,192
-----------------------------------------------------------------------------------------------------------------
Jack Roy Anderson Trust Fund                             4,500                1,500                 3,000
-----------------------------------------------------------------------------------------------------------------
Jack R. Anderson                                         4,356                1,452                 2,904
-----------------------------------------------------------------------------------------------------------------
Gerald M. Bordin & Sheila W. Bordin                        188                   63                   125
-----------------------------------------------------------------------------------------------------------------
Frederick C. Glavin & Martha G. Glavin                     377                  126                   251
-----------------------------------------------------------------------------------------------------------------
Ernest S. Tucker, III                                      151                   50                   101
-----------------------------------------------------------------------------------------------------------------
Douglas Crawford Huber                                     226                   75                   151
-----------------------------------------------------------------------------------------------------------------
Delaware Charter Guarantee & Trust -  FBO
Robert Nakamura IRA                                        151                   50                   101
-----------------------------------------------------------------------------------------------------------------
Dawn Dixie Drake Heritage Trust                            161                   54                   107
-----------------------------------------------------------------------------------------------------------------
Cora S. Humberson & Michael Whittaker                       90                   30                    60
-----------------------------------------------------------------------------------------------------------------
Brian Datnow, M.D.                                         377                  126                   251
-----------------------------------------------------------------------------------------------------------------
Bobbye Williams                                            151                   50                   101
-----------------------------------------------------------------------------------------------------------------
Arthur S. Demoss Foundation                              7,141                2,380                 4,761
-----------------------------------------------------------------------------------------------------------------
Andres Aquino                                              151                   50                   101
-----------------------------------------------------------------------------------------------------------------
James R. Miller Lifetime Trust                             471                  157                   314
-----------------------------------------------------------------------------------------------------------------
Vincent H. Stack Living Trust                              188                   63                   125
-----------------------------------------------------------------------------------------------------------------
Stephen M. Russell, M.D.                                   161                   54                   107
-----------------------------------------------------------------------------------------------------------------
Rodgers Business Interests                                 461                  154                   307
-----------------------------------------------------------------------------------------------------------------
James M. Shapiro and Sarah B. Shapiro Trustee
FBO James M. Shapiro and Sarah B. Shapiro
Trust                                                    1,004                  335                   669
-----------------------------------------------------------------------------------------------------------------
Union Street Partners, L.P.                             40,165               13,388                26,776
-----------------------------------------------------------------------------------------------------------------
Questor Partners Fund, L.P.                            701,166              233,722               467,444
-----------------------------------------------------------------------------------------------------------------
Questor Side-by-Side Partners, L.P.                     50,328               16,776                33,552
-----------------------------------------------------------------------------------------------------------------
Robert J. Friedman, M.D.                               113,625               37,875                75,750
-----------------------------------------------------------------------------------------------------------------
Edward Heilman, M.D.                                   113,625               37,875                75,750
-----------------------------------------------------------------------------------------------------------------
Richard Jacoby, M.D.                                    70,644               20,252                50,392
-----------------------------------------------------------------------------------------------------------------
Mario DiLeonardo, M.D.                                  70,644               20,252                50,392
-----------------------------------------------------------------------------------------------------------------
Waine C. Johnson, M.D.                                  29,664                9,888                19,776
-----------------------------------------------------------------------------------------------------------------
Thomas D. Griffin, M.D.                                 29,664                9,888                19,776
-----------------------------------------------------------------------------------------------------------------
Gary R. Kantor, M.D.                                    29,664                9,888                19,776
-----------------------------------------------------------------------------------------------------------------
Richard L. Spielvogel, M.D.                             29,664                9,888                19,776
-----------------------------------------------------------------------------------------------------------------
Finova Mezzanine Capital Inc.                           21,034                7,011                14,023
-----------------------------------------------------------------------------------------------------------------
Ben F. Martin, M.D.                                     20,113                6,704                13,409
-----------------------------------------------------------------------------------------------------------------
John H. Parker, M.D.                                    20,113                6,704                13,409
-----------------------------------------------------------------------------------------------------------------
Roxanne Perryman, M.D.                                   1,607                  536                 1,071
-----------------------------------------------------------------------------------------------------------------
George F. Bale, M.D.                                    12,137                4,046                 8,091
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
Robert M. Bradley, M.D.                                 12,137                4,046                 8,091
-----------------------------------------------------------------------------------------------------------------
Michael F. Bugg, M.D.                                   12,137                4,046                 8,091
-----------------------------------------------------------------------------------------------------------------
Thomas R. Callihan, M.D.                                12,137                4,046                 8,091
-----------------------------------------------------------------------------------------------------------------
Kenneth D. Groshart, M.D.                               12,137                4,046                 8,091
-----------------------------------------------------------------------------------------------------------------
Johnnie Cameron Hall, M.D.                              12,137                4,046                 8,091
-----------------------------------------------------------------------------------------------------------------
Shamim M. Moinuddin, M.D.                               12,137                4,046                 8,091
-----------------------------------------------------------------------------------------------------------------
Gene D. Spencer, Jr., M.D.                              12,137                4,046                 8,091
-----------------------------------------------------------------------------------------------------------------
Bruce L. Webber, M.D.                                   12,137                4,046                 8,091
-----------------------------------------------------------------------------------------------------------------
Richard C. Olshock, M.D.                                12,353                4,118                 8,235
-----------------------------------------------------------------------------------------------------------------
James A. Hopfenbeck, M.D.                               12,353                4,118                 8,235
-----------------------------------------------------------------------------------------------------------------
Cathy Van Blerkom, M.D.                                  3,088                1,029                 2,059
-----------------------------------------------------------------------------------------------------------------
John E. Boline, M.D.                                     6,176                2,059                 4,117
-----------------------------------------------------------------------------------------------------------------
Mary E. Corkhill, M.D.                                  12,353                4,118                 8,235
-----------------------------------------------------------------------------------------------------------------
William F. Cox, Jr., M.D.                               12,353                4,118                 8,235
-----------------------------------------------------------------------------------------------------------------
Donald K. McClure, M.D.                                  8,235                2,745                 5,490
-----------------------------------------------------------------------------------------------------------------
Timothy W. Morgan, M.D.                                 12,353                4,118                 8,235
-----------------------------------------------------------------------------------------------------------------
Steven J. Temple, M.D.                                  12,353                4,118                 8,235
-----------------------------------------------------------------------------------------------------------------
Carlton L. Wallis, Jr., M.D.                             6,176                2,059                 4,117
-----------------------------------------------------------------------------------------------------------------
Michael J. Pushchak, M.D.                               12,353                4,118                 8,235
-----------------------------------------------------------------------------------------------------------------
Craig MacNab(3)                                          1,606                  535                 1,071
-----------------------------------------------------------------------------------------------------------------
Robert A. Reeves(3)                                        803                  268                   535
-----------------------------------------------------------------------------------------------------------------
H. Richard Pascoe, M.D.(3)                                 321                  107                   214
-----------------------------------------------------------------------------------------------------------------
Russell T. Ray(3)                                          803                  268                   535
-----------------------------------------------------------------------------------------------------------------
Gerardo Rosencranz(3)                                      481                  160                   321
-----------------------------------------------------------------------------------------------------------------
Stuart F. Smith(3)                                         321                  107                   214
-----------------------------------------------------------------------------------------------------------------
R. Riley Sweat(3)                                          321                  107                   214
-----------------------------------------------------------------------------------------------------------------
David Wilson(3)                                            481                  160                   321
-----------------------------------------------------------------------------------------------------------------
Guarantee and Trust F/B/O. Edward S. Brokaw(3)           1,606                  535                 1,071
-----------------------------------------------------------------------------------------------------------------
SunTrust Equitable Securities Corporation(3)             8,032                2,678                 5,354
-----------------------------------------------------------------------------------------------------------------
Mark R. Klausner(3)                                        160                   53                   107
-----------------------------------------------------------------------------------------------------------------

______________________
(1) Shareholdings include 321 shares issuable pursuant to the exercise of warrants, 107 of which are being offered pursuant to this prospectus.

(2) Shareholdings include 803 shares owned jointly with Dr. Berry's spouse, Dianne J. Berry.

(3) Shareholdings represent shares issuable pursuant to the exercise of warrants.

Certain Relationships among the Selling Stockholders and AmeriPath

         We acquired Inform DX on November 30, 2000 in a stock-for-stock merger transaction. Each of the selling stockholders was a stockholder or warrant holder of Inform DX at the time of the merger. The shares covered by this prospectus were issued pursuant to the merger or are issuable pursuant to warrants assumed by us in connection with the merger.

         In connection with the Inform DX merger, AmeriPath agreed to take certain actions necessary to register the resale of the shares covered by this prospectus, including the preparation and filing of the registration statement of which this prospectus forms a part and the payment of expenses associated with the registration statement and this prospectus.

         Some of the selling stockholders were employees, officers or directors of Inform DX prior to the merger.

         Some of the selling stockholders currently are employees of AmeriPath or of medical practices managed by AmeriPath. Some of the Selling Stockholders are officers, directors or owners of medical practices managed by AmeriPath.

         Brian C. Carr is the President of AmeriPath and James E. Billington is the Senior Vice President, Operations of AmeriPath.

         Brian C. Carr is also a director of AmeriPath.

         Haywood D. Cochrane, Jr. is a director of AmeriPath.


                              PLAN OF DISTRIBUTION

         Our common stock is quoted on the Nasdaq National Market under the symbol "PATH". This prospectus is intended to be used to comply with the prospectus delivery requirements of the Securities Act of 1933 in connection with any offers or resales. Any or all of the shares of our common stock offered under this prospectus may be sold from time to time by the selling stockholders, or by pledgees, donees, transferees, or other successors in interest. These sales may be made:

         o    to or through underwriters, agents, brokers or dealers;

         o    directly to one or more purchasers;

         o    through agents on a best efforts basis; or

         o    through a combination of any such methods of sale.

         In addition, such sales may be made in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. Any or all of the shares of common stock may be sold by one or more of the following:

         o a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

         o an exchange distribution in accordance with the rules of the exchange or any automated interdealer quotation system on which the common stock is then listed;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and o writing options on the shares.

         Any underwriters, agents or broker-dealers involved in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for which such underwriters, agents or broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to an underwriter, agent or particular broker-dealer will be negotiated prior to the sale and may be in excess of customary compensation). If required by applicable law at the time a particular offer of shares is made, the terms and conditions of that transaction will be set forth in a supplement to this prospectus.

         The selling stockholders and any underwriters, agents or broker-dealers who act in connection with the sale of the shares under this prospectus may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any compensation received by them might be deemed to be underwriting discounts and commissions under the Securities Act.

         The selling stockholders will pay all applicable stock transfer taxes, transfer fees and brokerage commissions or underwriting or other discounts. We will bear all expenses in connection with the registration of the shares being offered by the selling stockholders. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         Alston & Bird LLP, Atlanta, Georgia, will pass upon the status of the shares offered under this prospectus as legally and validly issued, fully paid and nonassessable.

                                     EXPERTS

         The financial statements of AmeriPath, Inc. and its consolidated subsidiaries, as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, except Pathology Consultants of America, Inc. (d/b/a "InformDX") as of December 31, 1999 and for the years ended December 31, 1999 and 1998, incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP as stated in their reports incorporated by reference herein. The financial statements of InformDX, consolidated with those of AmeriPath, Inc. and not presented separately herein, have been audited by Ernst & Young LLP as stated in their reports incorporated by reference herein. Such financial statements of the Company and its consolidated subsidiaries are incorporated by reference herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. All of the foregoing firms are independent auditors.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information may be obtained:

         o At the public reference room of the Commission, Room 1024 -- Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;
         o At the public reference facilities at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 or Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661;
         o From the Commission, Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;
         o At the offices of The Nasdaq Stock Market, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006; or
         o From the internet site maintained by the Commission at http://www.sec.gov, which contains reports, proxy and
               ------------------
               information statements and other information regarding issuers that file electronically with the Commission.

         Some locations may charge prescribed rates or modest fees for copies. For more information on the public reference room, call the Commission at 1-800-SEC-0330.

         We filed with the Securities and Exchange Commission a registration statement on Form S-3 (which contains this prospectus) under the Securities Act of 1933, as amended, to register with the Securities and Exchange Commission the resale by the selling stockholders of our common stock. This prospectus does not contain all the information you can find in the registration statement or the exhibits and schedules to the registration statement. For further information with respect to us, and our common stock, please refer to the registration statement, including the exhibits and schedules. You may inspect and copy the registration statement, including the exhibits and schedules, as described above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Securities and Exchange Commission allows us to "incorporate by reference" the information that we file with them in other documents, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and all future documents filed with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the termination of the offering to which this prospectus relates:

         o        Current Report on Form 8-K, filed March 6, 2001;

         o        Current Report on Form 8-K, filed April 6, 2001;

         o        Current Report on Form 8-K, filed August 8, 2001;

         o Annual Report on Form 10-K for the year ended December 31, 2000, filed April 2, 2001, including those portions of our proxy statement for our 2001 annual meeting of stockholders that are incorporated into the Form 10-K by reference;

         o Amendment No. 1 on Form 10-K/A to the Annual Report on Form 10-K for the year ended December 31, 2000, filed August 8, 2001;

         o Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed May 15, 2001;

         o The description of common stock set forth in our registration statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description; and

         o The description of rights to purchase Series A Junior Participating Preferred Stock set forth in our registration statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.


         On written or oral request, we will provide at no cost to each person who receives a copy of this prospectus, a copy of any or all of the documents incorporated in this prospectus by reference. We will not provide exhibits to any of the documents listed above, however, unless those exhibits are specifically incorporated by reference into those documents. You should direct your request to the Secretary of AmeriPath, 7289 Garden Road, Suite 200, Riviera Beach, Florida 33404, telephone number (561) 845-1850.

         You should rely only on the information that we incorporate by reference or provide in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. Neither we nor the selling stockholders will make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Registration fee to Securities and Exchange Commission.................$4,987
Accounting fees and expenses................................................0
Legal fees and expenses................................................55,000
Miscellaneous expenses..................................................2,000

     Total............................................................$61,987
                                                                      =======

The foregoing items, except for the registration fee to the Securities and Exchange Commission, are estimated. We have agreed to bear all expenses in connection with the registration of the shares being offered by the selling stockholders, except that the selling stockholders will bear all underwriting discounts and commissions and transfer taxes, if any. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our amended and restated certificate of incorporation eliminates the personal liability of our directors to AmeriPath and its stockholders for monetary damages for breach of fiduciary duty as a director, except that it does not eliminate the liability of a director:

         o for any breach of the duty of loyalty to AmeriPath and its stockholders;

         o for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

         o under the Delaware General Corporation Law for a director's willful or negligent violation of statutory provisions that prevent the unlawful payment of a dividend; and

         o for any transaction in which a director receives an improper personal benefit.

         In addition, if at any time the Delaware General Corporation Law is amended to authorize further elimination or limitation of the personal liability of a director, then the liability of each of our directors shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the stockholders, unless otherwise required.

         Our bylaws require us to indemnify any director or officer of AmeriPath who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of AmeriPath) by reason of the fact that the indemnified person was or is a director, officer, employee or agent of AmeriPath, or is or was serving at the request of AmeriPath as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such indemnified person in connection with such action, suit or proceeding, as long as the indemnified person:


         o        acted in good faith;

         o acted in a manner reasonably believed to be in or not opposed to the best interests of AmeriPath; and

         o with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Our bylaws also require us to indemnify any director or officer of AmeriPath who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of AmeriPath to procure a judgment in AmeriPath's favor by reason of the fact that the indemnified person was or is a director, officer, employee or agent of AmeriPath, or is or was serving at the request of AmeriPath as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, actually and reasonably incurred by such indemnified person in connection with the defense or settlement of such action or suit, as long as the indemnified person:


         o        acted in good faith; and

         o acted in a manner reasonably believed to be in or not opposed to the best interests of AmeriPath.

         However, no indemnification shall be made by us under the preceding paragraph in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to AmeriPath unless otherwise determined by court order.

         The determination of whether the applicable standard of conduct described above has been meet shall be made with respect to a person who is a director or officer at the time of such determination:

         o by a majority vote of the directors who are not parties to such action, suit or proceeding ("disinterested directors"), even though less than a quorum; or

         o by a committee of disinterested directors designated by a majority vote of the disinterested directors, even though less than a quorum; or

         o if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel in a written opinion; or

         o        by the stockholders.

         AmeriPath also has written indemnification agreements with each of its directors and executive officers that provide for substantially the same scope of indemnification as is provided to directors and officers of AmeriPath under AmeriPath's bylaws.


         AmeriPath maintains a standard form of officers' and directors' liability insurance policy that provides coverage to its officers and directors for certain liabilities, including certain liabilities that may arise out of this registration statement.

         We have agreed to indemnify each selling stockholder, each underwriter, if any, and each person controlling the selling stockholders or the underwriters, if any, within the meaning of the Securities Act, from and against any losses, claims, damages or liabilities, joint or several, to which such selling stockholders, underwriters or controlling persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in this registration statement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violations by us of applicable federal or state securities laws relating to such registration.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

EXHIBIT
NUMBER                              DESCRIPTION
------------------
2.1 Agreement and Plan of Merger by and among the Registrant, AMP Merger Corp. and Pathology Consultants of America, Inc. (d/b/a Inform DX), dated as of November 7, 2000 (incorporated by reference from Exhibit
         2.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2000)

4.1 Amended and Restated Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to our registration statement on Form S-1, Registration No. 333-34265)

4.2      Amended and Restated Bylaws

4.3 Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference from Exhibit 3.3 to our registration statement on Form S-1, Registration No. 333-34265)

4.4 Certificate of Amendment to the Amended and Restated Certificate of Incorporation


4.4 Rights Agreement, dated as of April 8, 1999, between the Registrant and American Stock Transfer & Trust Company, as Rights Agent, including the form of Certificate of Designations of Series A Junior Participating Preferred Stock, the form of Rights Certificate, and the form of Summary of Rights (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed April 16, 1999)


4.5 Registration Rights Agreement, dated November 30, 2000, among the Registrant and the Shareholders and Warrant Holders of Pathology Consultants of America, Inc. (d/b/a Inform DX) (incorporated by reference from Exhibit 10.46 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2000)

5.1*     Opinion of Alston & Bird LLP, including consent


23.1     Consent of Deloitte & Touche LLP

23.2     Consent of Ernst & Young LLP

23.3     Consent of Alston & Bird LLP (filed as part of Exhibit 5.1)

24.1 Power of Attorney (included as part of the signature page to this registration statement, as filed on April 20, 2001)

-----------
* Previously filed.


(b) Financial Statement Schedules

ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Riviera Beach, State of Florida on the 8th day of August, 2001.



                                     AmeriPath, Inc.

                                     By: /s/ James C. New
                                        -------------------------------------
                                     Name: James C. New
                                     Title: Chairman and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                      Signature                                       Title                       Date
/s/ James C. New                                       Chairman and Chief Executive         August 8, 2001
--------------------------------------------------
James C. New                                           Officer(Principal Executive
                                                       Officer)

/s/ Gregory A. Marsh                                   Vice President, Chief Financial      August 8, 2001
--------------------------------------------------
Gregory A. Marsh                                       Officer and Secretary (Principal
                                                       Financial and Accounting Officer)

              *                                        Director                             August 8, 2001
--------------------------------------------------
Brian C. Carr

              *                                        Director                             August 8, 2001
--------------------------------------------------
E. Martin Gibson

              *                                        Director                             August 8, 2001
--------------------------------------------------
Alan Levin, M.D.

              *                                        Director                             August 8, 2001
--------------------------------------------------
C. Arnold Renschler, M.D.

              *                                        Director                             August 8, 2001
--------------------------------------------------
E. Roe Stamps, IV



*By:     /s/ James C. New
    --------------------------------
         James C. New
         Attorney-in-Fact



                                  EXHIBIT INDEX


EXHIBIT
NUMBER    DESCRIPTION

2.1 Agreement and Plan of Merger by and among the Registrant, AMP Merger Corp. and Pathology Consultants of America, Inc. (d/b/a Inform DX), dated as of November 7, 2000 (incorporated by reference from Exhibit
          2.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2000)

4.1 Amended and Restated Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to our registration statement on Form S-1, Registration No. 333-34265)

4.2       Amended and Restated Bylaws

4.3 Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference from Exhibit 3.3 to our registration statement on Form S-1, Registration No. 333-34265)

4.4 Certificate of Amendment to the Amended and Restated Certificate of Incorporation


4.4 Rights Agreement, dated as of April 8, 1999, between the Registrant and American Stock Transfer & Trust Company, as Rights Agent, including the form of Certificate of Designations of Series A Junior Participating Preferred Stock, the form of Rights Certificate, and the form of Summary of Rights (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed April 16, 1999)


4.5 Registration Rights Agreement, dated November 30, 2000, among the Registrant and the Shareholders and Warrant Holders of Pathology Consultants of America, Inc. (d/b/a Inform DX) (incorporated by reference from Exhibit 10.46 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2000)

5.1*      Opinion of Alston & Bird LLP, including consent


23.1      Consent of Deloitte & Touche LLP

23.2      Consent of Ernst & Young LLP

23.3      Consent of Alston & Bird LLP (filed as part of Exhibit 5.1)

24.1 Power of Attorney (included as part of the signature page to this registration statement, as filed on April 20, 2001)

-----------
* Previously filed.